Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Offering Statement on Form 1-A/A of our report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements) dated March 31, 2023, relating to the consolidated financial statements of Knightscope, Inc., which appears in such Offering Statement.

/s/ BPM LLP

San Jose, California

September 28, 2023